Exhibit 99.1

WABCO Reports Q1 2009 Results, Delivers Performance Operating Profit and Strong Cash Flow Despite Severe Industry Slump; Reiterates 2009 Operating Framework

•	Q1 2009 sales of $334 million, down 53 percent from prior year and down 45 percent in local currencies, due to the continued severe slump in commercial vehicle industry

•	Q1 2009 gross profit margin of 17.4 percent, down from 27.8 percent a year ago; gross profit margin of 24.0 percent on a performance basis, down from 27.9 percent a year ago

•	Q1 2009 operating margin of negative 9.0 percent versus positive 11.9 percent a year ago; operating margin of 0.9 percent on a performance basis, down from 13.0 percent a year ago

•

Continued significant progress in streamlining of organization by eliminating approximately 1,200 positions as of Q1 2009 out of the previously announced 1,400 positions targeted for termination by end of Q2 2009

•	Generated $33.9 million in net cash from operating activities and $23.3 million of free cash flow

•	Cash dividend suspended

BRUSSELS, Belgium, April 27, 2009 – WABCO Holdings Inc. (NYSE: WBC), a global technology leader and tier-one supplier to the commercial vehicle industry, today reported that Q1 2009 sales totaled $334 million, down 53 percent from prior year and down 45 percent in local currencies, reflecting the anticipated continued deep decline in global demand for new commercial vehicles.

WABCO reported a Q1 2009 gross profit margin of 17.4 percent versus 27.8 percent a year ago. Excluding separation and streamlining costs, performance gross profit was 24.0 percent versus 27.9 percent a year ago.

WABCO reported a Q1 2009 operating loss of $30.0 million versus operating income of $83.7 million a year ago. Performance operating income was $3.0 million, down 97 percent from prior year and down 96 percent from prior year in local currencies.

WABCO reported a Q1 2009 operating margin of negative 9.0 percent versus positive 11.9 percent a year ago. Performance operating income margin was 0.9 percent versus 13.0 percent a year ago.

“Our results in Q1 2009 show that WABCO continues to successfully weather the global economic crisis as we remain focused on our strategy of excellence in execution, global expansion and technology leadership,” said Jacques Esculier, WABCO Chief Executive Officer. “Sales significantly declined in Q1 2009, as anticipated, and we demonstrated the power of our execution by maintaining a positive performance operating margin. We achieved cost savings of $20 million in operating expenses, well ahead of our plan, representing a reduction of approximately 20 percent year on year. Such success reflects major progress in our streamlining program with 1,200 positions eliminated through Q1 2009, as well as cost reductions across our organization, including flexible work schedules in our offices, reductions in discretionary expenses, and our decision to decrease executive and senior management compensation, among other measures.”

“We also achieved approximately $12 million of materials and conversion productivity in Q1 2009 through outstanding execution despite a challenging environment, powering Q1 2009 to near record levels of productivity,” said Esculier. “Our aftermarket business also contributed to our positive performance operating margin as Q1 2009 aftermarket sales declined by 14 percent, less than expected, driven by increased market penetration and tough winter conditions in Europe.”

On a U.S. GAAP basis, Q1 2009 reported a net loss of $36.4 million or $0.57 per diluted share versus net income of $61.3 million or $0.91 per diluted share a year ago. Excluding separation and streamlining costs, and discrete tax items, Q1 2009 resulted in a performance net loss of $5.4 million versus performance net income of $70.3 million a year ago.

Impacting net income for the quarter, equity investments generated a loss of $4.8 million, which is predominantly due to the non-brakes Indian joint venture. Performance earnings per diluted share was a loss of $0.08 versus income of $1.04 per diluted share a year ago.

WABCO generated $33.9 million in net cash from operating activities in Q1 2009 and $23.3 million of free cash flow.

“In an environment where the commercial vehicle market has deteriorated significantly for two consecutive quarters, we generated operating cash flow of $33.9 million in Q1 2009, another mark of WABCO’s ability to execute efficiently, under control and with maximum flexibility,” said Esculier. “Anticipating lower levels of market demand as early as eight months ago, we took clear and quick measures to mitigate adverse market conditions. The power of our execution delivered outstanding results in Q1 2009: positive performance operating margin, cost savings of $20 million in operating expenses, well ahead of plan, productivity at near record levels, and strong cash flow.”

“Our strategy of investing in global expansion is proving to be increasingly powerful. As in Q1 2009, emerging markets such as China and Brazil are expanding their share of WABCO’s total revenues while business conditions for commercial vehicles in these markets seem less affected by the global economic crisis,” said Esculier. “We have established WABCO as a leading supplier in China and, through our joint venture, in India. We expect these markets will suffer least during the industry’s current downturn and be fastest to recover, providing additional growth while we fully leverage our investments and continue to execute our globalization strategy. Furthermore, we look forward to taking majority control of our joint venture in India, one of the world’s most promising commercial vehicle markets, giving us additional access to unique resources and capabilities in manufacturing, sourcing and engineering to further power WABCO’s growth.”

WABCO Suspends Cash Dividend

WABCO paid $4.5 million in dividends in Q1 2009. Given the current state of the commercial vehicle industry and the pending decision by the European Commission regarding the previously disclosed civil fine against entities in Europe of the former American Standard Companies Inc., WABCO has decided to suspend payment of dividends.

Recent Highlights

On April 22, 2009, WABCO announced that during 2008 and Q1 2009 the company won contracts with customers globally totaling more than $530 million of expected cumulative incremental business for 2010 through 2014, including customer contracts for WABCO’s new generation of single piston NG22MAX Air Disc Brake, as well as incremental orders for electronic braking systems, new generation anti-lock braking systems, electronically controlled air suspension systems, compressors, valves and brake products.

In Q1 2009, King Long, a manufacturer of buses that is headquartered in Xiamen, China, honored WABCO with its 2008 Technology Innovation Award in recognition of WABCO’s superbly engineered applications of electronic braking systems. With sales in 55 countries worldwide, King Long is also the leading brand of large and medium size buses in China.

In Q1 2009, Ankai, one of China’s major producers of luxury coaches and buses for intercity, urban and special use, named WABCO as Best Supplier 2008 for outstanding product quality, delivery performance and total cost efficiency. Ankai serves the Chinese and foreign markets worldwide.

In Q1 2009, the company’s joint venture in North America, Meritor WABCO, was awarded net new business from Maverick USA, including orders for 500 Freightliner Cascadia trucks to be equipped with SmartTrac™ stability control systems, OnGuard™ collision safety systems, and braking systems for delivery in 2009.

Earlier this month, Meritor WABCO was awarded the 2009 North American Industry Innovation and Advancement of the Year Award by Frost & Sullivan for the OnGuard collision safety system, in recognition that the product represents a significant safety upgrade over competing systems.

As previously announced, WABCO introduced OptiDrive™ as the brand name for the company’s new modular automated manual transmission system, a breakthrough in transmission automation technology. One of the most creatively engineered products in WABCO’s portfolio, the new OptiDrive system continues the company’s 20-year track record of technology leadership in transmission automation.

As reported in March 2009, WABCO welcomes the recently approved European Union mandate that sets better standards to improve road safety in Europe. This mandate includes the EU’s new regulation to introduce electronic stability control (ESC) systems on new heavy commercial vehicles from November 2011. WABCO pioneered ESC for commercial vehicles in 2001 and has continued to innovate ESC ever since. Currently, less than 10 percent of the total number of heavy duty trucks produced in Europe are equipped with electronic stability controls.

In Q1 2009, WABCO announced an agreement to supply China National Heavy Truck Corporation (CNHTC), the largest producer of heavy duty trucks in China. WABCO’s strategic partnership agreement with CNHTC extends to 2016 and is worth several hundred million U.S. dollars in cumulative sales. A supplier to CNHTC since 1997, WABCO will continue to provide air management products, braking systems including anti-lock braking, and transmission control products. WABCO will also be CNHTC’s sole supplier of automated manual transmission systems through 2016.

Full Year 2009 Operating Framework

Due to continued uncertainties associated with 2009 market forecasts for commercial vehicles, WABCO is presently not providing full year earnings guidance. Based on market developments, the company expects to operate toward the low end of its previously disclosed operating framework for 2009, which estimated a 2009 sales decline of 25 to 35 percent in local currencies, resulting in full year reported operating margin from negative 1 to positive 2 percent and performance operating margin from 3 to 6 percent.

As a result, WABCO has expanded its previously announced streamlining program to a total of approximately 1,550 positions, of which we anticipate approximately 1,400 positions will be terminated by end of April 2009.

“WABCO will continue to anticipate and mitigate adverse market conditions without compromising our commitment to excellence in execution, global expansion and technology leadership,” said Esculier. “Having anticipated the current economic crisis as early as eight months ago, we feel well prepared and sufficiently flexible to continuously align with market demands while our strategy keeps powering the growth potential of WABCO.”

Conference Call

WABCO CEO Jacques Esculier and CFO Ulrich Michel will discuss WABCO’s results and outlook on a conference call at 9 a.m. Eastern Time today. It will be webcast at www.wabco-auto.com/investor-relations where the press release and financial information will be available under “WABCO Q1 2009 Results.”

The call is also accessible by telephone in listen only mode. Dial-in number is +1 719 325 2425 and U.S. toll-free dial-in number is 888 297 0360.

A replay of the call will be available from 12:00 p.m. Noon Eastern Time on April 27 until midnight May 4, 2009. Replay dial-in number is +1 719 457 0820 and U.S. toll-free dial-in number is 888 203 1112. Pass code is 2268204.

About WABCO

WABCO Vehicle Control Systems (NYSE: WBC) is a leading supplier of safety and control systems for commercial vehicles. For over 140 years, WABCO has pioneered breakthrough electronic, mechanical and mechatronic technologies for braking, stability, and transmission automation systems supplied to the world’s leading commercial truck, trailer, and bus manufacturers. With sales of $2.6 billion in 2008, WABCO is headquartered in Brussels, Belgium. For more information, visit www.wabco-auto.com

Forward-Looking Statements

Comments in this document contain certain forward-looking statements, which are based on management’s good faith expectations and beliefs concerning future developments. Actual results may differ materially from these expectations as a result of many factors. These factors include, but are not limited to, the risks and uncertainties described in the “Risk Factors” section and the “Forward Looking Statements” section of WABCO’s Form 10-K, as well as in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Information Concerning Forward Looking Statements” section of WABCO’s Form 10-Q Quarterly Reports. WABCO does not undertake any obligation to update such forward-looking statements. All market and industry data are based on Company estimates.

Non-GAAP Financial Measures

To facilitate the understanding of Q1 2009 results, several tables follow this news release. EBIT and sales excluding the effects of foreign exchange are non-GAAP financial measures. Additionally, operating income, operating income margin, net income and net income per diluted share on a “performance basis” are non-GAAP financial measures that exclude separation and streamlining costs, and discrete tax items, as applicable. Lastly, “free cash flow” presents our net cash provided by operating activities less net cash used in investing activities. These measures should be considered in addition to, not as a substitute for,

GAAP measures. Management believes that presenting these non-GAAP measures is useful to shareholders because it enhances their understanding of how management assesses the operating performance of the Company’s business. Certain non-GAAP measures may be used, in part, to determine incentive compensation for current employees.

Attachment 1

•	Consolidated Statements of Income

•	Condensed Consolidated Balance Sheet

•	Consolidated Statement of Cash Flows

Attachment 2

•	Reconciliation of Net Income to Performance Net Income and Performance Net Income per Diluted Common Share

•	Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow

•	Q1 2009 Data Supplement Sheet

•	Reconciliation of Operating Income Margin to Performance Operating Income Margin for Full Year 2009 Operating Framework

Media, investors and financial analysts contact

Mike Thompson, +32 2 663 9854, mike.thompson@wabco-auto.com

Jason Campbell, +1 732 369 7477, jason.campbell@wabco-auto.com

WABCO HOLDINGS INC.

Consolidated Statements of Income

	Three Months Ended March 31,
	2009	2008
(Amounts in millions, except share data)	(Unaudited)	(Unaudited)
Sales	$333.9	$705.4
Cost of sales	275.7	509.4

Gross profit	58.2	196.0
Cost and expenses:
Selling and administrative expenses	69.0	83.0
Product engineering expenses	17.8	24.3
Other operating expense, net	1.4	5.0

Operating (loss)/income	(30.0)	83.7

Equity loss/(income) of unconsolidated joint ventures	4.8	(0.6)
Other non-operating expense, net	1.0	1.5
Interest income, net	(0.4)	(0.6)

(Loss)/income before income taxes	(35.4)	83.4

Income taxes	0.5	21.0

Net (loss)/income including noncontrolling interest	(35.9)	62.4

Less: Net income attributable to noncontrolling interest	0.5	1.1

Net (loss)/income	$(36.4)	$61.3

Net (loss)/income per common share
Basic	$(0.57)	$0.92
Diluted	$(0.57)	$0.91

Common shares outstanding
Basic	63,983,036	66,456,232
Diluted	63,983,036	67,481,001

WABCO HOLDINGS INC.

Condensed Consolidated Balance Sheet

	March 31, 2009	December 31, 2008
(Amounts in millions)	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$326.1	$392.8
Accounts receivable, less allowance for doubtful accounts: $7.3 in 2009; $6.9 in 2008	255.1	313.8
Inventories	151.0	162.7
Tax receivable	24.9	20.0
Future income tax benefits	4.3	4.3
Other current assets	48.8	54.4

Total current assets	810.2	948.0

Facilities, less accumulated depreciation	285.8	315.8
Goodwill	339.1	360.8
Capitalized software costs, net of accumulated amortization: $147.7 in 2009; $145.9 in 2008	20.8	22.7
Long-term future income tax benefits	29.2	29.1
Investments in unconsolidated joint ventures	65.5	74.0
Other assets	22.0	25.6

Total Assets	$1,572.6	$1,776.0

LIABILITIES AND EQUITY
Current liabilities:
Loans payable to banks	$10.3	$76.4
Accounts payable	89.9	108.3
Accrued payroll	72.8	89.8
Current portion of warranties	49.8	54.2
Indemnification liabilities	25.7	25.2
Other accrued liabilities	86.0	74.5

Total current liabilities	334.5	428.4

Long-term debt	163.0	173.6
Post-retirement benefits	300.9	319.9
Deferred tax liabilities	26.6	26.6
Long-term indemnification liabilities	34.2	35.2
Long-term income tax liabilities	90.4	94.1
Other liabilities	96.6	83.3

Total Liabilities	1,046.2	1,161.1

Total Equity	526.4	614.9

Total Liabilities & Equity	$1,572.6	$1,776.0

WABCO HOLDINGS INC.

Consolidated Statement of Cash Flows

(Unaudited)

	Three Months Ended March 31,
(Amounts in millions)	2009	2008
Operating activities:
Net (loss)/income	$(36.4)	$61.3
Adjustments to reconcile net (loss)/income to net cash provided by operating activities:
Depreciation	15.8	18.0
Amortization of capitalized software and other intangibles	3.6	7.1
Equity in earnings of unconsolidated joint ventures, net of dividends received	5.4	0.3
Non-cash stock compensation	2.5	1.7
Loss on disposal of facilities	1.0	0.1
Changes in assets and liabilities:
Accounts receivable	41.3	(38.0)
Inventories	3.4	(22.8)
Accounts payable	(13.1)	(6.2)
Other accrued liabilities and taxes	(1.5)	30.8
Post-retirement benefits	(0.3)	(0.9)
Other current and long-term assets	2.9	(2.8)
Other long-term liabilities	9.3	2.3

Net cash provided by operating activities	33.9	50.9

Investing activities:
Purchases of property, plant and equipment	(9.4)	(16.7)
Investments in capitalized software	(1.2)	(1.2)

Net cash used in investing activities	(10.6)	(17.9)

Financing activities:
Net (repayments)/borrowings of revolving credit facilities	(2.0)	30.0
Net repayments of short-term debt	(59.4)	(4.8)
Purchases of treasury stock	—	(27.9)
Dividend payments	(4.5)	(4.7)
Proceeds from exercise of stock options	—	5.4

Net cash used in financing activities:	(65.9)	(2.0)

Effect of exchange rate changes on cash and cash equivalents	(24.1)	12.7

Net (decrease)/increase in cash and cash equivalents	(66.7)	43.7
Cash and cash equivalents at beginning of period	392.8	183.2

Cash and cash equivalents at end of period	$326.1	$226.9

WABCO HOLDINGS Inc.

Consolidated Statements of Income

Reconciliation of Net Income to Performance Net Income and Performance Net Income per Diluted Common Share

(Unaudited)

	Three Months Ended March 31,
(Amounts in millions, except per share data)	2009	2008
Net (Loss)/Income	$(36.4)	$61.3

Adjustments:
Streamlining cost, net of tax	27.9	1.1
Tax items	0.8	2.0
Separation costs, net of tax and separation related taxes	2.3	5.9

Performance Net (Loss)/Income	$(5.4)	$70.3

Performance Net (Loss)/Income per Diluted Common Share	$(0.08)	$1.04

Common Shares Outstanding - Diluted	64.0	67.5

Note: The presentation of performance net income and performance net income per diluted common share is not in conformity with generally accepted accounting principles (GAAP). These measures may not be comparable to similar measures of other companies as not all companies calculate these measures in the same manner.

WABCO HOLDINGS INC.

Reconciliation of Net Cash Provided

By Operating Activities to Free Cash Flow

(Unaudited)

(Amounts in millions)	Three Months Ended March 31,
	2009	2008
Net Cash Provided by Operating Activities	$33.9	$50.9

Deductions or Additions to Reconcile to Free Cash Flow:
Purchases of property, plant, equipment and computer software	(10.6)	(17.9)

Free Cash Flow	$23.3	$33.0

Note: This statement reconciles net cash provided by operating activities to free cash flow. Management uses free cash flow, which is not defined by US GAAP, to measure the Company's operating performance. Free cash flow is also one of the several measures used to determine incentive compensation for certain employees.

WABCO HOLDINGS INC.

Q1 2009 Data Supplement Sheet

(Unaudited)

	Quarter Ended March 31,
(Amounts in millions)	2009	% of Sales/ Adj Sales	2008	% of Sales/ Adj Sales	% Chg vs. 2008
Sales
Reported	$333.9		$705.4		-52.7%
Foreign exchange translational effects	53.6		—

Adjusted Sales	$387.5		$705.4		-45.1%

Gross Profit
Reported	$58.2	17.4%	$196.0	27.8%	-70.3%
Streamlining costs	21.5		0.3
Separation costs	0.3		0.3

Performance Gross Profit	$80.0	24.0%	$196.6	27.9%	-59.3%
Foreign exchange translational effects	12.4		—

Adjusted Gross Profit	$92.4	23.8%	$196.6	27.9%	-53.0%

Selling, Administrative, Product Engineering Expenses and Other
Reported	$88.2	26.4%	$112.3	15.9%	-21.5%
Streamlining costs	(9.4)		(0.9)
Separation costs	(1.8)		(6.3)

Performance Selling, Administrative, Product Engineering Expenses and Other	$77.0	23.1%	$105.1	14.9%	-26.7%
Foreign exchange translational effects	11.6		—

Adjusted Selling, Administrative, Product Engineering Expenses and Other	$88.6	22.9%	$105.1	14.9%	-15.7%

Operating (Loss)/Income
Reported	$(30.0)	-9.0%	$83.7	11.9%	-135.8%
Streamlining costs	30.9		1.2
Separation costs	2.1		6.6

Performance Operating Income	$3.0	0.9%	91.5	13.0%	-96.7%
Foreign exchange translational effects	0.8		—

Adjusted Operating Income	$3.8	1.0%	$91.5	13.0%	-95.8%

Equity in (Loss)/Income of Unconsolidated Joint Ventures
Reported	(4.8)		$0.6
Foreign exchange translational effects	(0.8)		—

Adjusted Equity in (Loss)/Income of Unconsolidated Joint Ventures	$(5.6)		$0.6

EBIT (Earnings Before Interest and Taxes)
Reported Net (Loss)/Income	$(36.4)		$61.3
Adjust for taxes	0.5		21.0
Adjust for interest income	(0.4)		(0.6)

EBIT	$(36.3)	-10.9%	$81.7	11.6%	-144.4%
Streamlining costs	30.9		1.2
Separation costs	2.9		6.6

Performance EBIT (Earnings Before Interest and Taxes)	$(2.5)	-0.7%	$89.5	12.7%	-102.8%
Foreign exchange translational effects	(0.1)		—

Adjusted EBIT (Earnings Before Interest and Taxes)	$(2.6)	-0.7%	$89.5	12.7%	-102.9%

Note: The presentation of the performance measures above are not in conformity with generally accepted accounting principles (GAAP). These measures may not be comparable to similar measures of other companies as not all companies calculate these measures in the same manner.

WABCO HOLDINGS INC.

Reconciliation of Operating Income Margin to Performance Operating Income Margin for

Full Year 2009 Operating Framework (at a Euro to US Dollar rate of 1.3)

(Unaudited)

Twelve Months Ending, December 31, 2009
Operating Income

Reported Operating Income Margin	(1.5)% - 1.5%
Streamlining costs, impact to margin	3.8%
Separation costs, impact to margin	0.7%

Performance Operating Income Margin	3.0% - 6.0%

Note: The presentation of performance Operating Income Margin is not in conformity with generally accepted accounting principles (GAAP). These measures may not be comparable to similar measures of other companies as not all companies calculate these measures in the same manner.